Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the use in this Registration Statement on Form S-4 of our audit report dated February 7, 2023, relating to the consolidated financial statements of Global Insurance Management Ltd., as of and for the years ended December 31, 2021 and December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement to Form S-4.

/s/ KNAV P.A.

Atlanta, Georgia

February 13, 2023